Exhibit 99.6
FORM OF BENEFICIAL OWNER ELECTION
     The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering of shares of Common Stock of Brooke Corporation (the “Company”).
     With respect to any instructions to exercise (or not to exercise) Rights, the undersigned acknowledges that this form must be completed and returned such that it will actually be received by you by 5:00 p.m., Eastern Daylight Time, on                      , 2008, the last business day prior to the scheduled expiration date of the Rights Offering of                      , 2008 (which may be extended by the Company in its sole discretion).
     This will instruct you whether to exercise Rights to purchase shares of the Company’s Common Stock distributed with respect to the shares of the Company’s securities held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related “Instructions for Use of Brooke Corporation Subscription Rights Certificates.”

Box 1. ☐	Please DO NOT EXERCISE RIGHTS for shares of Common Stock.

Box 2. ☐	Please EXERCISE RIGHTS for shares of Common Stock as set forth below.
     The number of Rights for which the undersigned gives instructions for exercise under the Basic Subscription Privilege should not exceed the number of Rights that the undersigned is entitled to exercise.

Per Share
Subscription
	Number of Shares			Price	Payment
Basic Subscription Privilege:		x	$	=	$ (Line 1)

Over-Subscription Privilege:		x	$	=	$ (Line 2)

	Total Payment Required				$ (Sum of
Lines 1 and 2 must
equal total of
amounts in Boxes 3
and 4.)

Box 3. ☐	Payment in the following amount is enclosed $ .

Box 4. ☐	Please deduct payment from the following account maintained by you as follows:

Type of Account	Account No.

Amount to be deducted:	$

Signature(s)

Please type or print name(s) below:

Date:                     , 2008